EXHIBIT 10.18

SEVENTH AMENDMENT TO THE FIRST RESTATEMENT OF THE
MERIT MEDICAL SYSTEMS, INC.
401(k) PROFIT SHARING PLAN

This Seventh Amendment to the First Restatement of the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan (the “Plan”) is made and adopted effective as of January 1, 2006, to read as follows:

WHEREAS, Merit Medical Systems, Inc. (the “Company”), maintains the Plan for the benefit of its employees and the employees of its participating subsidiaries; and

WHEREAS, the Company desires to amend the Plan to reflect the “final” regulations with respect 401(k) plans that became effective with respect to the Plan on January 1, 2006 and to make certain other changes; and

WHEREAS, the Company has reserved the right to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, effective January 1, 2006 except as otherwise specifically provided below:

1.             Article III B 1 (b) of the Plan is amended to add the following sentence at the end thereof:

“The Administrator shall allow Participants to make Salary Reduction Contribution elections at least once each Plan Year.  All Salary Reduction Contributions shall be made from cash Compensation only.”

2.             Article III B 4 of the Plan is amended to add the following sentence immediately after the first sentence thereof:

“The Plan shall apply the ADP Test using the “prior year” testing method and in accordance with the requirements and limitations of Regulation Sections 1.401(k)-1(b)(1)(ii)(A) and 1.401(k)-2, the provisions of which are hereby incorporated by reference.”

3.             Article III B 4 (d)(3) of the Plan document is amended to add the following sentence at the end thereof:

“With respect to corrective distributions under this Article III B 4 (d) of Excess Contributions that are attributable to Plan Years commencing on or after January 1, 2006, income attributable to such amounts shall:  (i) also include allocable gain and loss for the “gap period” between the close of the Plan Year in question and the date that is seven days before the date of distribution; and (ii) be computed in accordance with such methods as the

Plan Administrator determines and as are permitted under Section 1.401(k)-2(b)(2)(iv) of the Regulations, as applicable.”

4.             Article III B 5 of the Plan is amended to add the following sentence immediately after the first sentence thereof:

“The Plan shall apply the ACP Test using the “prior year” testing method and in accordance with the requirements and limitations of Regulation Sections 1.401(m)-1(b), the provisions of which are hereby incorporated by reference.”

5.             Article III B 5(d)(3) of the Plan document is amended to add the following sentence at the end thereof:

“With respect to corrective distributions under this Article III B 5 of Excess Aggregate Contributions that are attributable to Plan Years commencing on or after January 1, 2006, income attributable to such amounts shall:  (i) also include allocable gain and loss for the “gap period” between the close of the Plan Year in question and the date that is seven days before the date of distribution; and (ii) be computed in accordance with such methods as the Plan Administrator determines and as are permitted under Sections 1.401(k)-2(b)(2)(iv) and 1.401(m)-1(e)(3)(ii) of the Regulations, as applicable.”

6.             The second sentence of Article VI D 2 of the Plan document, relating to Hardship Distributions, is amended to read as follows effective December 1, 2006:

“Hardship Distributions are permitted for the following, enumerated  immediate and heavy financial needs (and for any other immediate and heavy financial need that the Administrator determines on a uniform and non-discriminatory basis permits a hardship distribution in conformity  with published Internal Revenue Service guidance): (a) expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income); (b) the costs directly related to the purchase (excluding mortgage payments) of a principal residence for Participant; (c) payment of tuition, related educational fees, and room and board expenses for the next 12 months of post-secondary education for the Participant and the Participant’s spouse, children, or dependents (as defined in Code Section 152 without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)); (d) payments necessary to prevent the eviction of the Participant from the Participant’s principal residence or foreclosure on the mortgage on that residence; (e) payments for burial and funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Code Section 152 without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)); and (e) expenses for the repair of damage to the

Participant’s principal residence that would qualify for a casualty deduction under Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).”

7.             Article X B 2(a) of the Plan document is amended to add the following sentence at the end thereof effective December 1, 2006:

“Any provision herein to the contrary notwithstanding, Participant-directed elections under the Plan to invest in Employer Stock or to buy, sell or trade Employer Stock as a Participant directed investment shall be subject to all limitations and restrictions set forth in the Merit Medical Systems, Inc. insider trading policy in effect at the time in question, which policy generally prohibits certain executive officers from trading in Employer Stock during periodic “blackout periods” prior to Merit Medical Systems, Inc.’s release of quarterly and annual financial statements.”

8.             Article XVII K of the Plan document is hereby added to the Plan to read as follows:

“K.          Determination of Spousal Status.

For all purposes under the Plan, a Participant’s “spouse” shall mean the person to whom a Participant is recognized as legally married under the law of the State in which the Participant resides at the time in question, but only if: (a) such person also qualifies as the Participant’s “spouse” for purposes of Sections 401(a)(11) and 402(c)(9) of the Code; and (b) the marriage conforms to the definition of “marriage” contained in, and does not violate, the federal “Defense of Marriage Act” (P.L. 104-199).”  Under the federal Defense of Marriage Act, “marriage” is defined as “a legal union between one man and one woman as husband and wife.”  A Participant’s “surviving spouse” means the person who was the Participant’s spouse immediately prior to the time of the Participant’s death.”

9.             Except as provided above, the Plan is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, Merit Medical Systems, Inc. has caused this Seventh Amendment to be executed by its duly authorized officer this _27th_ day of December, 2006.

MERIT MEDICAL SYSTEMS, INC.

By:	/s/ Fred P. Lampropoulos
Name:	Fred P. Lampropoulos
Title:	President and Chief Executive Officer